EX-99.1

SHOE CARNIVAL REPORTS SECOND QUARTER FISCAL 2020 RESULTS

Reports Record Quarterly Net Sales

Reports Comparable Store Sales Increase of 12.6 Percent

Provides Business Update on COVID-19 and Back-to-School

FOR IMMEDIATE RELEASE

Evansville, Indiana, September 1, 2020 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the second quarter and six months ended August 1, 2020 and provided a business update on COVID-19.

Second Quarter Highlights

•	Net sales were an all-time quarterly record $300.8 million
•	Net income was $10.1 million, or $0.71 per diluted share
•	All brick-and-mortar stores reopened by the end of the second quarter after being closed on March 19, 2020 due to COVID-19
•	Comparable store sales increased 12.6 percent
•	E-commerce sales increased 332 percent
•	During the quarter Shoe Perks customer loyalty membership surpassed 25 million members
•	As of August 1, 2020, cash and cash equivalents were $76.9 million and no cash borrowings were outstanding on the Company’s $100 million line of credit

“The strength of our team was on full display during the second fiscal quarter. Our customer-centric culture and exceptional operational execution enabled us to swiftly and safely welcome our loyal shoppers and new customers into our stores.  At the same time, our strategic investments in technology supported sustained triple-digit growth in e-commerce sales. The positive response by both our in-store and online customers led to record quarterly revenues and comparable same store sales growth of 12.6 percent.  We also achieved an important milestone surpassing 25 million Shoe Perks loyalty members,” commented Cliff Sifford, Shoe Carnival’s Vice Chairman and Chief Executive Officer.

“The COVID pandemic has undoubtedly created significant uncertainty across the U.S. which has shifted our typical back-to-school season.  Nearly all schools within the markets we operate in have, at a minimum, delayed their start dates. Despite this, we continue to see our customers shop Shoe Carnival for their back-to-school needs. Given the shift in the back-to-school season, we anticipate that the majority of the volume we typically see in August will shift later into our third quarter extending the back-to-school season through the end of October. As we look forward, we remain focused on executing our long-term strategic plan.  Combined with our strong vendor partnerships and dedicated team, this vision will further propel Shoe Carnival to be America’s favorite family footwear retailer.”

Second Quarter Financial Results

The Company reported record net sales of $300.8 million for the second quarter exceeding the previous record set in the third quarter of fiscal 2017 by 4.6 percent.  Comparable store sales increased 12.6 percent.  E-commerce sales increased 332 percent and represented more than 20 percent of total sales in the second quarter of fiscal 2020.  Brick-and-mortar sales were adversely impacted by COVID related closures early in the second quarter and COVID related delays in back-to-school shopping late in the quarter.

Gross profit margin for the second quarter of fiscal 2020 decreased to 27.5 percent compared to 30.6 percent in the second quarter of fiscal 2019. Merchandise margin decreased 3.7 percent and buying, distribution and occupancy expenses decreased 0.6 percent as a percentage of net sales compared to the second quarter of fiscal 2019.  The decrease in merchandise margin was primarily due to higher shipping costs associated with e-commerce sales and an increase in adult athletic sales, which typically carry lower margins than non-athletic product.  Of the $32.6 million increase in net sales, $29.0 million was attributable to adult athletic sales.  The decrease in buying, distribution and occupancy costs as a percentage of sales was primarily due to the leveraging effect of higher sales.

Selling, general and administrative expenses for the second quarter of fiscal 2020 increased $1.8 million to $68.2 million. As a percentage of net sales, these expenses decreased to 22.7 percent compared to 24.8 percent in the second quarter of fiscal 2019 primarily due to the leveraging effect of higher sales.

Net income for the second quarter of fiscal 2020 was $10.1 million, or $0.71 per diluted share. For the second quarter of fiscal 2019, the Company reported net income of $11.8 million, or $0.80 per diluted share.

Six Month Financial Results

Net sales for the first six months of fiscal 2020 were $448.3 million compared to $522.0 million in the first six months of fiscal 2019.  Comparable store sales decreased 14.0 percent for the first six months of fiscal 2020.

Net loss for the first six months of fiscal 2020 was $6.1 million, or a loss of $0.44 per diluted share, compared to net income of $25.7 million, or $1.71 per diluted share, for the first six months of fiscal 2019.  Included in the first six months of fiscal 2019 was a tax benefit of approximately $1.9 million, or $0.13 per diluted share, associated with the vesting of equity-based compensation that was recorded in the first quarter of fiscal 2019.

The gross profit margin for the first six months of fiscal 2020 was 25.4 percent compared to 30.1 percent in the same period last year.  Selling, general and administrative expenses for the first six months decreased $3.0 million to $122.9 million.  As a percentage of net sales, these expenses increased to 27.4 percent compared to 24.1 percent in the first six months of fiscal 2019.

Business Update – COVID-19

The safety and well-being of the Company’s customers, employees and business partners remains a top priority.  The Company continues to closely monitor and respond to COVID-19 and take steps and dedicate resources to minimize the impact of the pandemic on operations.  An update for the second quarter is as follows:

•	Continued to provide stores with a regular supply of personal protective equipment (PPE) and enhance chain wide cleaning, sanitation and social distancing procedures;

•	Developed a mandatory safety plan for corporate office and distribution center employees, which includes daily health screening and other safety measures;
•	Continued to pay employees while our stores were closed and assess the benefits of the related Coronavirus Aid, Relief, and Economic Security (CARES) Act payroll tax credit;
•	Enhanced liquidity by eliminating a covenant under the Company’s credit facility through the first quarter of fiscal year 2021 that may have limited access to increased borrowing capacity;
•

E-commerce has been fully operational throughout the COVID-19 pandemic and represents over 20 percent of total net sales in the second quarter.  E-commerce traffic has increased over 100 percent compared to the prior year;

•

Approximately 50 percent of stores were reopened by early May and substantially all of the Company’s stores were open in early June.  After reopening, stores experienced increases in conversion, total average transaction and units per transactions despite reduced traffic due to COVID-19;

•

The back-to-school shopping period has also been impacted by COVID-19, with nearly all of the schools within the markets that Shoe Carnival operates in have, at a minimum, delayed school start dates. As a result, this important selling period has shifted largely into the third quarter, negatively impacting the final two weeks of July.

Fiscal 2020 Earnings Outlook

The COVID-19 pandemic is expected to continue to affect macroeconomic conditions and consumer spending in the retail sector.  Considerable uncertainty exists surrounding the impact the pandemic may have on the Company’s sales and operations for the remainder of the fiscal year. As a result, the Company is not providing guidance for fiscal year 2020.

Store Openings and Closings

Two new stores were opened in the second quarter of fiscal 2020 and ten stores were closed.  For the first six months of fiscal 2020, the Company has opened two stores and closed 12 stores.  The Company expects a total of four store openings and 13 store closings during fiscal 2020 compared to one store opening and six store closings in fiscal 2019.

Share Repurchase Program

As of August 1, 2020, the Company had $43.1 million available for future repurchases under its share repurchase program. No shares have been repurchased in fiscal 2020 and the Company does not anticipate repurchasing any shares in fiscal 2020 but will continue to reevaluate further share repurchases on an ongoing basis.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the second quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of September 1, 2020, the Company operates 382 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market, LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

Vice Chairman and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, including, but not limited to, statements regarding the reopening of our stores, expected sales trends, the expected continued impact of COVID-19 on consumer spending in the retail sector, and other statements regarding uncertainties involving COVID-19 and its impact on our operations. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on the operations of our stores, economic conditions, financial market volatility, consumer spending and our supply chain and distribution processes; general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; our ability to control costs and meet our labor needs in a rising wage environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our stores and our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales	$300,794	$268,221	$448,289	$522,031
Cost of sales (including buying, distribution and occupancy costs)	218,189	186,126	334,220	364,796
Gross profit	82,605	82,095	114,069	157,235
Selling, general and administrative expenses	68,207	66,421	122,932	125,953
Operating income/(loss)	14,398	15,674	(8,863)	31,282
Interest income	(4)	(86)	(93)	(417)
Interest expense	118	85	174	121
Income/(loss) before income taxes	14,284	15,675	(8,944)	31,578
Income tax expense/(benefit)	4,224	3,843	(2,814)	5,873
Net income/(loss)	$10,060	$11,832	$(6,130)	$25,705
Net income/(loss) per share:
Basic	$0.71	$0.81	$(0.44)	$1.76
Diluted	$0.71	$0.80	$(0.44)	$1.71
Weighted average shares:
Basic	14,088	14,615	14,040	14,614
Diluted	14,215	14,736	14,040	14,964

Cash dividends declared per share	$0.090	$0.085	$0.175	$0.165

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	August 1,	February 1,	August 3,
	2020	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$76,885	$61,899	$37,458
Accounts receivable	6,844	2,724	2,414
Merchandise inventories	298,856	259,495	336,919
Other	13,419	5,529	10,887
Total Current Assets	396,004	329,647	387,678
Property and equipment – net	65,043	67,781	70,855
Deferred income taxes	7,289	7,833	7,020
Other noncurrent assets	10,589	8,106	4,284
Operating lease right-of-use assets	210,593	215,007	223,536
Total Assets	$689,518	$628,374	$693,373

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$129,641	$60,665	$108,410
Accrued and other liabilities	20,863	18,695	20,179
Current portion of operating lease liabilities	45,376	43,146	46,783
Total Current Liabilities	195,880	122,506	175,372
Long-term portion of operating lease liabilities	189,411	194,108	199,592
Deferred compensation	14,249	13,345	13,751
Other	991	1,052	1,098
Total Liabilities	400,531	331,011	389,813
Total Shareholders’ Equity	288,987	297,363	303,560
Total Liabilities and Shareholders’ Equity	$689,518	$628,374	$693,373

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	August 1, 2020	August 3, 2019
Cash Flows From Operating Activities
Net income/(loss)	$(6,130)	$25,705
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	7,866	8,395
Stock-based compensation	1,892	3,440
Loss on retirement and impairment of assets, net	2,289	205
Deferred income taxes	544	2,602
Non-cash operating lease expense	20,844	20,352
Other	334	1,643
Changes in operating assets and liabilities:
Accounts receivable	(4,120)	(1,194)
Merchandise inventories	(39,361)	(79,380)
Operating leases	(18,898)	(23,346)
Accounts payable and accrued liabilities	71,373	59,565
Other	(10,425)	(7,970)
Net cash provided by operating activities	26,208	10,017

Cash Flows From Investing Activities
Purchases of property and equipment	(7,206)	(11,490)
Other	194	8
Net cash used in investing activities	(7,012)	(11,482)

Cash Flow From Financing Activities
Borrowings under line of credit	24,903	20,000
Payments on line of credit	(24,903)	(20,000)
Proceeds from issuance of stock	105	104
Dividends paid	(2,588)	(3,250)
Purchase of common stock for treasury	0	(14,012)
Shares surrendered by employees to pay taxes on restricted stock	(1,727)	(10,940)
Net cash used in financing activities	(4,210)	(28,098)
Net increase (decrease) in cash and cash equivalents	14,986	(29,563)
Cash and cash equivalents at beginning of period	61,899	67,021
Cash and cash equivalents at end of period	$76,885	$37,458